Exhibit 99.2

CONTACT:	Tim Mammen	James Hillier
	Chief Financial Officer	Vice President of Investor Relations
	IPG Photonics Corporation	IPG Photonics Corporation
	(508) 373-1100	(508) 373-1467
IPG PHOTONICS APPOINTS DR. EUGENE SCHERBAKOV AS CHIEF OPERATING OFFICER
OXFORD, Mass. – February 14, 2017 - IPG Photonics Corporation (NASDAQ: IPGP) today announced that Managing Director, IPG Laser GmbH and Senior Vice President, Europe and member of the Board of Directors Eugene Scherbakov, Ph.D. will also serve in the newly created position of Chief Operating Officer, effective February 14, 2017. Dr. Scherbakov will continue to report to Dr. Valentin Gapontsev, IPG Photonics' Chairman and Chief Executive Officer.
"Eugene has been the most valued member of IPG's leadership team for more than 20 years and has been instrumental in the Company's success during that time," said Dr. Gapontsev. "Given his demonstrated operational leadership, we are broadening the scope of Eugene's responsibilities to include worldwide production. Dr. Scherbakov will be responsible for enhancing process uniformity for production and service and continuing the standardization of information technology across IPG's manufacturing facilities."
"We have an accomplished leadership team that I am confident will enable IPG to enter its next phase of growth and continue to capture market share," concluded Dr. Gapontsev.
Dr. Gapontsev added, "As Managing Director of IPG Laser GmbH, which produces the largest volume of IPG's finished products, Dr. Scherbakov's management and operational expertise have supported our ability to successfully introduce industry-leading products, as well as increase production, lower manufacturing costs and maintain high margins. We congratulate Dr. Scherbakov on this well-deserved promotion."
Dr. Scherbakov has served as Managing Director of IPG Laser GmbH, IPG's German subsidiary, since August 2000 and Senior Vice President, Europe since February 2013. Previously, he was Technical Director of IPG Laser GmbH from 1995 to August 2000. From 1983 to 1995, Dr. Scherbakov was a senior scientist in nonlinear and fiber optics and head of the optical communications laboratory at the General Physics Institute, Russian Academy of Science in Moscow.
About IPG Photonics Corporation
IPG Photonics Corporation is the world leader in high-power fiber lasers and amplifiers. Founded in 1990, IPG pioneered the development and commercialization of optical fiber-based lasers for use in diverse applications, primarily materials processing. Fiber lasers have revolutionized the industry by delivering superior performance, reliability and usability at a lower total cost of ownership compared with conventional lasers, allowing end users to increase productivity and decrease operating costs. IPG has its headquarters in Oxford, Massachusetts, and has additional plants and offices throughout the world. For more information, please visit www.ipgphotonics.com.
Safe Harbor Statement
Information and statements provided by IPG and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, Dr. Scherbakov’s role as the COO of IPG, including his focus on installing uniform processes for production, services and information across IPG’s manufacturing facilities. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that IPG serves, particularly the effect of downturns in the markets IPG serves; uncertainties and adverse changes in the general economic conditions of markets; IPG's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; inability to manage risks associated with international customers and operations; foreign currency fluctuations; high levels of fixed costs from IPG's vertical integration; the appropriateness of IPG's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; the effect of acquisitions and investments; inventory write-downs; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; government regulations and trade sanctions; and other risks identified in IPG's SEC filings. Readers are encouraged to refer to the risk factors described in IPG's Annual Report on Form 10-K (filed with the SEC on February 26, 2016) and its periodic reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. IPG undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.